Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-138370 on Form S-1 of our report dated September 12, 2006 (January 10, 2007 as to Note 13 and February 13, 2007 as to Note 10), relating to the consolidated financial statements of Super Micro Computer, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to related party transactions discussed in Note 7), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

February 23, 2007